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                         UNITED STATES BANKRUPTCY COURT
                            DISTRICT OF MASSACHUSETTS
                               (Western Division)

------------------------------------
                                    )
In re:                              )
                                    )
SYSTEMSOFT CORPORATION,             )       Chapter 11
                                    )       Case No. 99-41885-JFQ
              Debtor.               )
------------------------------------)


                             PLAN OF REORGANIZATION



                                  July 21, 1999













                                                       Charles A. Dale III
                                                       Elisabeth Schreuer
                                                       Gadsby & Hannah, LLP
                                                       225 Franklin Street
                                                       Boston, MA 02110
                                                       (617) 345-7000

                                                       Counsel to the Debtor



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                                    ARTICLE I
                                   DEFINITIONS

      All capitalized terms used herein, and not otherwise defined herein, shall have the meaning given to them in Article I, unless the context clearly requires otherwise. Any terms used in this Plan which are defined in the Code shall have the meanings given to them in the Code, unless the context clearly requires otherwise.

      1.1 "Administrative Claims" shall mean amounts Allowed by the Court under section 503(b) and entitled to priority under section 507(a) of the Code including (i) actual and reasonable costs and expenses incurred for services rendered in connection with this reorganization case, (ii) all costs associated with preservation of the debtor's bankruptcy estate; and (iii) all other claims accorded priority under section 507(a)(1), 507(a)(2) and 28 U.S.C. ss. 1930.

      1.2 "Allowed", "Allowed Amount" or "Allowed Claim" shall mean a Claim or any portion thereof: (a) that has been allowed by a final Order; (b) either (x) that is Scheduled, other than a Claim that is Scheduled at zero or as disputed, contingent, or unliquidated, or (y) for which a proof of claim has been timely filed with the Bankruptcy Court pursuant to the Bankruptcy Code, any Final Order of the Bankruptcy Court, or other applicable bankruptcy law, and as to which either (i) no objection to its allowance has been filed within the periods of limitation fixed by the Code or by any Final Order of the Bankruptcy Court or
(ii) any objection to its allowance has been settled or withdrawn, or has been denied by a Final Order, or (c) that is expressly allowed in the Plan.

      1.3 "Avoidance Actions" shall mean all claims to avoid and/or recover fraudulent, preferential and other impermissible transfers pursuant to sections 544 through 552 of the Code, and shall not include the Microsoft Claim.

      1.4 "Bankruptcy Court" or "Court" shall mean the United States Bankruptcy Court for the District of Massachusetts (Western Division).

      1.5 "Claim" shall mean a right to payment or a right to an equitable remedy as defined in section 101 of the Code.

      1.6 "Class Action" shall mean the litigation commenced by the filing of a complaint on March 2, 1998, captioned THOMAS P. GORMAN, ET AL. V. SYSTEMSOFT CORPORATION, ROBERT F. ANGELO, WILLIAM J. O'CONNELL, PAUL J. PEDEVILLANO, ROBERT
N. GOLDMAN, THOMAS W. HIGGINS, RUSSELL BLAIR, JONATHAN L. JOSEPH, W. FRANK KING, DAVID SOMMERS, DAVID J. MCNEFF AND COOPERS & LYBRAND LLP (Civil Action No. 98 CV 10367) in the United States District Court for the District of Massachusetts on behalf of purchasers of SystemSoft common stock during the period from January 25, 1996 through March 3, 1997, which case was consolidated with eight additional cases filed in the District Court between March 3, 1998 through April 27, 1998.

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      1.7 "Class A Shares" shall mean 1,200,000 shares of Class A preferred stock in the Reorganized Debtor.

      1.8 "Class B Shares" shall mean 2,500,000 shares of Class B preferred stock in the Reorganized Debtor to be issued to the New Investors on Effective Date.

      1.9 "Code" shall mean the United States Bankruptcy Code, 11
U.S.C.ss.ss.101-1330.

      1.10 "Collateral" shall mean the Debtor's accounts, inventory, machinery, equipment, general intangibles, licenses, patents, copyrights, and certain certificates of deposit whether now existing or hereafter acquired, and the proceeds of each of the foregoing.

      1.11 "Committee" shall mean the Official Committee of Unsecured Creditors of SystemSoft Corporation.

      1.12 "Confirmation Date" shall mean the date on which an order is entered by the Court confirming the Plan.

      1.13 "Confirmation Order" shall mean the order entered by the Court confirming the Plan.



      1.14 "Creditor Trust" shall mean a trust established on the Effective Date in accordance with Article V of the Plan for the benefit of holders of Allowed Class 3 Claims.

      1.15 "Creditor Trustee" shall mean the trustee of the Creditor Trust who shall be elected by a majority vote of the Committee on or before the Effective Date.

      1.16 "Debtor" shall mean SystemSoft Corporation, a Delaware corporation with a principal place of business at Two Apple Hill, Natick, Massachusetts.

      1.17 "Effective Date" shall mean the date which is eleven (11) days after the Confirmation Date, unless an appeal of the Court's Order confirming the Plan has been taken, in which case the Effective Date will not occur until the appeal is finally adjudicated and the Order confirming the Plan is affirmed in all respects, or the Reorganized Debtor waives the foregoing requirements and consummates the Plan.

      1.18 "Employee Retention Payments" shall mean payments made to the Debtor's SystemWizard employees pursuant the Court's Order dated May 24, 1999 allowing the Debtor's Motion to Implement Employee Incentive Bonus Program.

      1.19 "Final Order" shall mean an Order of the Bankruptcy Court or other court, which has been duly entered on the docket of such court, from which no appeal can be taken or with respect to which the time period for taking an appeal has lapsed or terminated, or as to

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which all appeals have been withdrawn or dismissed with prejudice and no further appeals can be taken.

      1.20 "Initial Cash Distribution" shall mean a payment by the Reorganized Debtor to the Creditor Trustee on the Effective Date in the amount of $300,000.

      1.21 "Interests" shall mean equity in the Debtor evidenced by shares of preferred or common stock in the Debtor as well as claims asserted by the plaintiffs, individually and on behalf of others, in the Class Action.

      1.22 "Lease" shall mean that certain unexpired commercial lease, dated as of December 20, 1996 (together with the Second amendment dated November 1, 1998 and the Third Amendment dated April 30, 1999) and entered into by the Debtor as lessee and Metropolitan Life Insurance Company as lessor, for the lease of real property known as and numbered Two Apple Hill (also known as 568-598 Worcester Street), Natick, Massachusetts.

      1.23 "Landlord" shall mean Metropolitan Life Insurance Company which is the lessor under the Lease.

      1.24 "Loan Documents" shall mean certain instruments, loan and security agreements, letters of credit and other documents evidencing various loans, extensions of credit and other financial accommodations made to the Debtor by SVB, including a Second Amended and Restated Loan and Security Agreement dated June 12, 1998, and an Accounts Receivable (Royalty) Financing Agreement dated January 7, 1999.

      1.25 "Microsoft Claim" shall mean unliquidated claims against Microsoft Corporation including but not limited to those claims and causes of action based upon the facts alleged in a complaint filed by the Debtor in the United States District Court for the District of Massachusetts (Civil Action
#98-CV-12403-WGY).

      1.26 "New Investors" shall mean those persons or entities who commit to make an investment of cash or other consideration in exchange for an equity interest in the Reorganized Debtor.

      1.27 "Non-Business Assets" shall mean proceeds received by the Reorganized Debtor subsequent to the Effective Date from: (a) all cash and deposit accounts in Taiwan, (b) amounts returned or made available to the Reorganized Debtor from the certificate of deposit securing its obligations to SVB on an outstanding $400,000 letter of credit, (c) amounts collected from Insyde Software (including the proceeds from the sale or disposition of Insyde Software stock); (d) sales of intellectual property and excess physical assets; and (e) the Microsoft Claim LESS the reasonable costs and expenses incurred in pursuing the Microsoft Claim.

      1.28 "Petition Date" shall mean March 23, 1999.

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      1.29 "Plan" shall mean the Debtor's Plan of Reorganization dated July 21,
1999, as modified or amended from time to time.

      1.30 "Reorganized Debtor" shall mean SystemSoft Corporation on and after the Confirmation Date, its successors and assigns.

      1.31 "Reorganized Debtor's Common Stock" shall mean 2,500,000 shares of common stock in the Reorganized Debtor.

      1.32 "SVB" shall mean Silicon Valley Bank, its successors and assigns.

      1.33 "Subsidiary" shall mean a newly formed corporation the principal objective of which is to own and operate the Reorganized Debtor's SystemWizard business after the Effective Date.


                                   ARTICLE II
                     CLASSIFICATION OF CLAIMS AND INTERESTS

        For purposes of this Plan, Claims and Interests are classified as follows:

                                     CLAIMS

      2.1 CLASS 1 consists of the secured claim held by SVB, its successors or assigns, to the extent of the value of collateral securing such claims. The Class 1 secured claim arises out of various loans, extensions of credit and other financial accommodations made to the Debtor by SVB pursuant to the Loan Documents. The Debtor's obligations to SVB under the Loan Documents are secured by a first priority perfected security interest in and to the Collateral.

      2.2 CLASS 2 consists of Allowed unsecured non-priority Claims against the Debtor (i) in the amount of $500 or less and (ii) in any amount greater than $500 if the holder of such claim makes a written election, prior to the date upon which creditors must vote to accept or reject the Plan, to be treated as a Class 2 creditor.

      2.3 CLASS 3 consists of Allowed unsecured non-priority claims against the Debtor other than Class 2 claims.

                                    INTERESTS

      2.4 CLASS 4 consists of all Interests in the Debtor.


                                   ARTICLE III
                        TREATMENT OF CLAIMS AND INTERESTS

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      Except as otherwise provided for herein, the treatment of and consideration to be received by holders of Allowed Claims and Interests shall be in full settlement, release, and discharge of their respective Allowed Claims. All payments hereunder shall be subject to reasonable grace, notice, and cure periods.

                                     CLAIMS

      3.1 CLASS 1 -- On the Effective Date, the Class 1 Claim shall be Allowed in an amount equal to the outstanding indebtedness owed by the Debtor to SVB arising from and in connection with the Loan Documents including reasonable fees, costs, and charges which are allowable under 11 U.S.C. ss. 506(b).

      On the Effective Date, SVB shall (i) make a term loan to the Reorganized Debtor in the original principal sum of $600,000 and (ii) reinstate the Debtor's pre-petition working capital line of credit (or make available a new working capital line) to the extent of $700,000. Amounts owed to SVB as of the Effective Date shall be repaid by the Reorganized Debtor in equal monthly installments of principal and interest (at a rate equal to Prime plus 4% per annum) over a period of two years. All amounts owed to SVB shall continue to be secured by first priority liens against all of the Reorganized Debtor's assets as well as the assets transferred to the Subsidiary on the Effective Date.

      The Class 1 Claim is impaired under the Plan.

      3.2 CLASS 2 -- On the Effective Date, holders of Allowed Class 2 Claims shall be paid the lesser of: (i) the Allowed Amount of such Class 2 Claim or
(ii) $500.

      Class 2 Claims are impaired under the Plan.

      3.3 CLASS 3 -- On the Effective Date, each holder of an Allowed Class 3 Claim shall be entitled to receive the following:

          1. a PRO RATA beneficial interest in the Creditor Trust; and

          2. a cash distribution from the Creditor Trustee in an amount equal to such creditor's PRO RATA interest in the Initial Cash Distribution. Additional distributions to and from the Creditor Trust are discussed at Article V INFRA.

      Class 3 Claims are impaired under the Plan.

                                    INTERESTS

      3.4 CLASS 4 -- All Interests in the Debtor shall be cancelled on the Effective Date.

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                                   ARTICLE IV
                        TREATMENT OF UNCLASSIFIED CLAIMS

      4.1 ADMINISTRATIVE AND NON-TAX PRIORITY CLAIMS -- All Claims for actual and necessary costs and expenses of administration entitled to priority in accordance with sections 503(b) and 507(a) of the Code, other than Claims entitled to priority under section 507(a)(8), including but not limited to: (a) all Claims, if any, for wages, salaries, or commissions entitled to priority in accordance with section 507(a)(3) of the Code; (b) Claims for compensation pursuant to sections 328, 330 and 503(b) of the Code; and (c) Claims, if any, in respect of tax obligations incurred by the Debtor's estate, shall be paid in full in cash upon the Effective Date or as soon thereafter as is practicable; PROVIDED, HOWEVER, that any such Claim that is the subject of an agreement for waiver, deferral, installment payment or the like shall be so paid in accordance with such agreement.

      Administrative claims against the Debtor include professional fees incurred during the course of these Chapter 11 proceedings including (i) fees and expenses of Debtor's counsel, Gadsby & Hannah LLP; (ii) fees and expenses of Debtor's financial advisor, KPMG Peat Marwick; (iii) fees and expenses of Debtor's special patent counsel, Testa, Hurwitz and Thibeault; and (iv) fees and expenses of counsel to the Committee, Hanify & King, P.C. Also included are Court approved Employee Retention Payments for eligible employees.

      4.2 PRIORITY TAX CLAIMS -- Unsecured tax claims as defined and entitled to priority under section 507(a)(8) of the Code including, without limitation, claims for withholding, excise, employment, sales, and personal property taxes, but excluding any penalties and interest owed on said penalties (which, if an Allowed Claim, shall be treated as general unsecured claims under Class 3) shall be paid in full in cash on the Effective Date or, at the election of the Debtor, over a six year period from the date of assessment of such claims in accordance with section 1129(a)(9)(C) of the Code. Any payment made to the holder of an Allowed priority tax claim shall be applied first in satisfaction of the so-called "trust fund" portion of such claim for which any "responsible party" assessment may be made under state or federal law and, thereafter, to the balance of such Allowed Claim.


                                    ARTICLE V
           PROVISIONS FOR THE EXECUTION AND IMPLEMENTATION OF THE PLAN

      5.1 THE CREDITOR TRUST -- The Creditor Trust shall be funded and distributions shall be made to the holders of Allowed Class 3 Claims as follows:

          1. On the Effective Date, the Reorganized Debtor shall transfer to the Creditor Trustee the Initial Cash Distribution together with the Class A Shares;

          2. From and after the Effective Date, the Reorganized Debtor shall make semi-annual distributions to the Creditor Trustee in an amount equal to 80% of amounts collected on account of the Non-Business Assets;

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          3. Pursuant to 11 U.S.C. ss. 1123(b)(3)(B), the Creditor Trustee shall be appointed to serve as the estate representative to prosecute all Avoidance Actions. The proceeds of all Avoidance Actions, net of related expenses including reasonable attorneys' fees, shall be retained by the Creditor Trustee for the benefit of holders of Allowed Class 3 Claims;

          4. The Reorganized Debtor shall redeem the Class A Shares according to the following schedule:

               a) Prior to the first anniversary of the Effective Date, the Reorganized Debtor may redeem all or any portion of the Class A Shares for Seventy-Five cents ($.75) per share;

               b) On and after the first anniversary of the Effective Date, but prior to the second anniversary of the Effective Date, the Reorganized Debtor may redeem all or any portion of the Class A Shares for One dollar ($1.00) per share; and

               c) On and after the second anniversary of the Effective Date, the Reorganized Debtor may redeem all or any portion of the Class A Shares for One Dollar Twenty-Five cents ($1.25) per share.

          Semi-annually, the Reorganized Debtor shall redeem that number of Class A Shares which is equal to a quotient (i) the numerator of which is 50% of the Reorganized Debtor's earnings before interest, taxes, debt service and amortization from the operation of its PC Card business during the preceding six months and (ii) the denominator of which is the applicable per share redemption price set forth above. After the second anniversary of the Effective Date, the Class A shares shall have a liquidation preference over the Reorganized Debtor's common and Class B stockholders for an amount equal to the number of then outstanding Class A Shares times $1.25 per share.

          5. In the event that the Reorganized Debtor sells its PC Card business subsequent to the Effective Date, the Creditor Trustee shall be entitled to receive, on account of the Class A Shares, the net proceeds of sale up to an amount equal to the number of then outstanding Class A Shares times the applicable per share redemption price.

          6. Notwithstanding Paragraphs 1 through 5 above, the Creditor Trustee shall only be entitled to receive from the Reorganized Debtor under the Plan an amount equal to the lesser of (i) 100% of the total amount of Allowed Class 3 Claims or (ii) $6,500,000 (the "Total Class 3 Distribution"). Once the Total Class 3 Distribution is made (i) the Reorganized Debtor will have no further obligations to the Creditor Trustee or the holders of Allowed Class 3 Claims; (ii) all then outstanding Class A Shares may be redeemed for a total of $1; and
          (iii) all Avoidance Actions will be pursued for the sole and exclusive benefit of

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          the Reorganized Debtor. For example, if the total Allowed Amount of
          Class 3 Claims is $5,850,000 and the Creditor Trustee has received $5,000,000 as of the second anniversary of the Effective Date, then the Reorganized Debtor may redeem all then outstanding Class A Shares for $850,000, notwithstanding its obligation to pay $1.25 per share.


      5.2 CAPITALIZATION OF THE REORGANIZED DEBTOR AND INITIAL FUNDING OF THE CREDITOR TRUST -- On or before the Effective Date or, if required, prior to the Confirmation Date, the New Investors shall make a capital contribution to the Reorganized Debtor in the total sum of $2,500,000 in exchange for which the Reorganized Debtor will issue 2,500,000 shares of Class B preferred stock. The Class B Shares will be convertible into as much as 50% of the Subsidiary's common stock, BUT ONLY after the Class A preferred stock is redeemed by the Reorganized Debtor.

      From the $2,500,000 contributed by the New Investors, as well as from any cash on hand, the Reorganized Debtor shall make the following disbursements on the Effective Date:

          (a) Payments in the Allowed Amount of all unpaid Administrative Claims and Court-approved professional fees and expenses incurred during the Debtor's Chapter 11 proceeding or payments to the holders of Allowed Administrative Claims in accordance with such agreements for waiver, deferral or installments as may be agreed to by the parties and approved by the Court;

          (b) Any payment(s) required to be made to SVB;

          (c) The Initial Cash Distribution to the Creditor Trust;

          (d) Payments to taxing authorities, pursuant to section 4.2 of the Plan, if and as applicable; and

          (e) The balance to be used by the Reorganized Debtor as working capital.

      5.3 CONDITIONS TO THE EFFECTIVE DATE -- The Effective Date of the Plan shall be conditioned upon:

          (a) The Debtor obtaining binding commitments from the New Investors, upon terms and conditions acceptable to the Debtor, to provide the Reorganized Debtor with equity financing in an aggregate amount not less than $2,500,000;

          (b) Entry of a final and non-appealable Order confirming the Debtor's Chapter 11 Plan; PROVIDED, HOWEVER, that the Reorganized Debtor can, in its sole discretion, waive this condition in the event that an appeal from the Confirmation Order is taken.

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      5.4 OPERATION OF BUSINESS/MANAGEMENT OF REORGANIZED DEBTOR

          (a) On the Effective Date, the Reorganized Debtor will enter into new employment agreements (the "Executive Employment Agreements") with (i) Frank Sola, who shall serve as the Chief Executive Officer of the Reorganized Debtor and (ii) Stephen Burke, who shall serve as the Chief Financial Officer of the Reorganized Debtor. Each of the Executive Employment Agreements shall be for an initial term of three years and shall require payment of customary benefits and annual salaries to Frank Sola in the sum of $180,000 and to Stephen Burke in the sum of $125,000. The Executive Employment Agreement shall provide for 10% annual increases in base salary and incentive bonuses in amounts to be determined by the Reorganized Debtor's Board of Directors. In addition, the Executive Employment Agreements will contain provisions requiring that each executive be paid an amount equal to two times his annual salary if he is terminated other than for "cause".

          (b) The Reorganized Debtor's Board of Directors will initially consist of Frank Sola, Stephen A. Burke, Robert Goldman, the Creditor Trustee and one person chosen by a majority of the Class B shareholders. Directors of the Reorganized Debtor shall serve an initial term of three years and shall be elected annually thereafter.

          (c) On the Effective Date, the Debtor's charter and/or bylaws will be amended to specifically authorize the restructuring contemplated hereby and, in particular, to authorize the issuance of the Class A Shares, the Class B Shares, the Reorganized Debtor's Common Stock and such other debt and equity securities as may be necessary, from time to time, thereafter.

          (d) On the Effective Date, the Reorganized Debtor's Common Stock will be issued to or reserved for Frank Sola, Stephen Burke and certain key employees.

      5.5 OBJECTIONS TO CLAIMS -- As of the Confirmation Date, the exclusive right to object to all claims against the Debtor shall vest with the Reorganized Debtor; PROVIDED, HOWEVER, that nothing contained herein shall be deemed to prohibit any party in interest from applying to the Court for permission to object to any claim, and to object to such claim if such application is granted by a Final Order, upon a showing that the Reorganized Debtor has not fulfilled its duty with respect to the proposed objection. All such objections to claims shall be filed and served not later than ninety (90) days after the Effective Date.

      5.6 RETAINED CAUSES OF ACTION AND RELEASES -- All causes of action of the Debtor including, without limitation, avoidance and preference actions pursuant to sections 544 through 552 of the Code, if any, shall be preserved and vested in the Reorganized Debtor. Pursuant to section 1123(b)(3)(B) of the Code and section 5.1 hereof, the Creditor Trustee shall be appointed to serve as the estate representative to Avoidance Actions. Avoidance Actions shall not include the Microsoft Claim. Nothing in the Plan shall be construed to

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require the Creditor Trustee to commence any such action. Subject to section
5.1.5 hereof, the proceeds of all Avoidance Actions, net of related expenses including reasonable attorneys' fees, shall be retained by the Creditor Trustee for the benefit of holders of Allowed Class 3 Claims.


                                   ARTICLE VI
                               EXECUTORY CONTRACTS

      6.1 ASSUMED CONTRACTS -- Those executory contracts and unexpired leases identified in EXHIBIT A hereto which will be filed by the Debtor and served upon all creditors and parties in interest at least seven (7) days prior to the Confirmation Hearing, shall be deemed to have been assumed by the Debtor in accordance with section 365 of the Code. The Debtor reserves the right to request Court approval of any additional executory contracts prior to the Confirmation Date.

      6.2 REJECTED CONTRACTS -- All executory contracts and unexpired leases which have not been assumed prior to the Confirmation Date, with Court approval or pursuant to section 6.1 hereof, shall be deemed to have been rejected by the Debtor in accordance with section 365 of the Code.

      6.3 CLAIMS ARISING FROM REJECTION -- Any claim for damages arising by reason of the rejection of any executory contract or unexpired lease shall be evidenced by a proof of claim which must be filed with the Court on or before the Effective Date.


                                   ARTICLE VII
                                    DISCHARGE

      7.1 DISCHARGE -- In accordance with section 1141(d)(1) of the Code and except as otherwise provided in the Plan or in the Order confirming the Plan, entry of the Confirmation Order shall act as a discharge as of the Effective Date of any and all claims against the Debtor or shareholders of the Debtor, with respect to such stock ownership, that arose at any time before the entry of the Confirmation Order including, but not limited to, all principal and interest on such claims, whether arising or accruing before or after the Petition Date.


                                  ARTICLE VIII
                            RETENTION OF JURISDICTION

      8.1 After the Confirmation Date, and until the Reorganized Debtor's bankruptcy proceeding is closed, the Court shall retain jurisdiction until the final allowance or disallowance of all claims, the disposition of all property of the estate, and for the following limited purposes:

          a) To enforce any order, judgment, or ruling previously entered herein;

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          b) To interpret or construe the Plan and any and all provisions thereof or any order previously entered herein;

          c) To ensure that the purpose and intent of the Plan are effectuated;

          d) To adjudicate any and all claims and controversies regarding the Plan;

          e) To hear and determine all claims against the Debtor or against property of the estate or any and all objections to allowance of such claims which are not settled or adjudicated prior to confirmation and to determine participation, if any, under the Plan;

          f) To hear and determine any and all applications, adversary proceedings and contested matters properly pending on the date the Plan is confirmed or properly brought thereafter;

          g) To hear and determine any and all claims arising from assumption or rejection of executory contracts, and to consummate such rejection or assumption;

          h) To adjudicate all controversies concerning the classification of claims;

          i) To liquidate damages in connection with any disputed, contingent, or unliquidated claim;

          j) To adjudicate all claims of a security or ownership interest in any property of the estate or in any proceeds thereof;

          k) To adjudicate any claim or controversy arising out of any purchase, sale, or contract made or undertaken by the Debtor during its Chapter 11 proceeding;

          l) To modify any provision of the Plan to the full extent permitted by the Code;

          m) For any other purpose specifically set forth in the Confirmation Order;

          n) To enter such other orders, findings, or other determinations as is necessary or appropriate to effectuate the provisions of the Plan; and

          o) To enter a final decree closing the Chapter 11 case.

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


                                   ARTICLE IX
                                  MISCELLANEOUS

      9.1 PAYMENT DATES -- Whenever any payment or distribution to be made under the Plan shall be due on a Saturday, Sunday, or legal holiday, such payment or distribution shall instead be made, without interest, on the immediately following day which is not a Saturday, Sunday or legal holiday.

      9.2 HEADINGS -- The headings used in the Plan are inserted for convenience only and neither constitute a portion of this Plan nor in any manner affect the construction of the provisions of this Plan.

      9.3 CONSTRUCTION -- The rules of construction set forth in section 102 of the Code shall apply to construction of the Plan.

      9.4 SEVERABILITY -- Should any provision in the Plan be determined to be unenforceable following the Effective Date, such determination shall in no way limit or affect the enforceability and operative effect of any and all other provisions of this Plan.

      9.5 REVOCATIONS -- The Debtor reserves the right to revoke or withdraw the Plan prior to the Confirmation Date.

      9.6 TIME -- In computing any period of time prescribed or allowed by this Plan, the day of the act, event, or default from which the designated period of time begins to run shall not be included. The last day of the period so computed shall be included, unless it is not a Business Day or, when the act to be done is the filing of a paper in court, a day on which weather or other conditions have made the clerk's office inaccessible, in which event the period runs until the end of the next day which is not one of the aforementioned days. When the period of time prescribed or allowed is less than eight calendar days, intermediate days that are not Business Days shall be excluded in the computation.

      9.7 AMENDMENTS TO PLAN -- This Plan may be amended, modified, or supplemented by the Debtor or the Reorganized Debtor before or after the Confirmation Date in the manner provided for by section 1127 of the Code.

      9.8 NO INTEREST -- Except as expressly stated in this Plan, or allowed by a Final Order of the Court, no interest, penalty, or late charge is allowed on any Claim or Interest subsequent to the Petition Date.

      9.9 NO ATTORNEYS' FEES -- Except as may be required with respect to any oversecured creditor entitled to such fees under section 506 of the Code, no attorneys' fees shall be paid with respect to any Claim or Interest except as specified herein or as allowed by a Final Order of the Court.

      9.10 AMOUNTS OF CLAIMS AND INTERESTS -- All references to Claims and Interests and amounts of Claims and Interests refer to the amount of the Claim or Interest allowed by Final

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


Order by the Court or by the Plan. Claims and Interests which have been objected to and which have not been allowed or disallowed prior to the day set for return of ballots shall not be entitled to be voted and be counted unless the claimant has obtained an Order of the Court estimating the claim for purposes of voting on the Plan. Subject to Article V, section 5.5 of the Plan, the Debtor reserves the right, for both the Debtor and all interested parties, both before and after the Confirmation Date, to object to Claims and Interests so as to have the Court determine the Allowed Amount of such Claim or Interest to be paid under this Plan.

      9.11 NO WAIVER OF DISCHARGE -- Except as otherwise specifically provided herein, nothing in the Plan shall be deemed to waive, limit, or restrict in any way the discharge granted upon confirmation of the Plan in section 1141 of the Code.

      9.12 WAIVER OF SUBORDINATION -- Except as specifically set forth in the Plan, all creditors and holders of interests in the Debtor shall be deemed to have waived any and all equitable and contractual subordination rights which they may have with respect to the distributions made pursuant to the Plan, and the Court in the Confirmation Order shall permanently enjoin, as of the Effective Date, all Creditors and Interest Holders from enforcing or attempting to enforce any such rights against any person receiving distributions under the Plan.

      9.13 GOVERNING LAW -- Except to the extent that the Code or other federal law is applicable, the rights, duties and obligations arising under this Plan shall be governed by, and construed and enforced in accordance with, the laws of the Commonwealth of Massachusetts.

      9.14 SUCCESSORS AND ASSIGNS -- The rights, duties and obligations of any person named or referred to in the Plan shall be binding upon, and shall inure to the benefit of the successors and assigns of such person.

SYSTEMSOFT CORPORATION



By:   /s/ Frank Sola
    -----------------------------
          Frank Sola
          Chief Executive Officer

                                            Counsel to the Debtor,



                                                Charles A. Dale III
                                            -------------------------------
                                                Charles A. Dale III BBO# 558839
                                                Elisabeth Schreuer BBO# 637583
                                                GADSBY & HANNAH LLP
                                                225 Franklin Street
                                                Boston, MA  02110
                                                (617) 345-7064

                                    EXHIBIT A

      A Schedule of Executory Contracts is to be furnished by the Debtor at least seven (7) days prior to the Confirmation Hearing.